Exhibit 99.1

For Immediate Release

Builders FirstSource Increases Liquidity by

$93 Million to Support Sales Growth

Additional Liquidity Provided by Amended Term Loan

December 18, 2012 (Dallas, TX) – Builders FirstSource, Inc. (NasdaqGS: BLDR), a leading supplier and manufacturer of structural and related building products for residential new construction in the United States, today announced it amended its first-lien term loan agreement (the “Term Loan”) with affiliates of Highbridge Principal Strategies, LLC. The company amended the Term Loan to enhance its liquidity position to support both current and anticipated increases in sales volume.

Floyd Sherman, Builders FirstSource Chief Executive Officer said, “Our year-over-year sales growth exceeded 30% in each of the past four quarters, and we currently see no signs of our sales pace slowing. This strong growth prompted us to proactively seek additional liquidity to support our higher working capital requirements. We believe the $93 million of incremental liquidity to be provided by this transaction will enable us to continue growing market share and take further advantage of improving demand for housing.”

Material terms of the amendment include:

•	Increasing the principal amount by $65 million

•	The additional principal was issued at 95.5%, resulting in approximately $60 million of net cash received after fees and expenses, with no modifications to interest rate and maturity

•	Reducing the minimum cash requirement from $35 million to $15 million

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Adding a separate $15 million letter of credit (“LC”) commitment by SunTrust Bank, which is expected to reduce the company’s current cash collateral requirement for LC’s by approximately $13 million upon satisfaction of certain post-closing conditions

•	Increasing the minimum specified collateral value to $225 million, contingent upon maintaining certain levels of qualified cash

Commenting on the transaction, Builders FirstSource Senior Vice President and Chief Financial Officer Chad Crow said, “This transaction strengthens our cash and liquidity position, allowing us to continue growing our revenue and improving our free cash flow. This transaction also provides the company greater flexibility in the timing of improving our capital structure through a more comprehensive refinancing of the company. Net cash received from the additional principal of approximately $60 million, along with the $20 million reduction in the minimum cash requirement and the expected $13 million reduction in cash collateral on our LC’s, will increase the company’s net liquidity by approximately $93 million. We believe this increase in liquidity provides substantial room for growth and enhances our ability to create long-term shareholder value.”

Builders FirstSource Increases Liquidity by $93 Million to Support Sales Growth (continued)

Mr. Crow continued, “Our cash usage for fiscal 2012 is expected to be higher than recent guidance due to the increase in working capital necessary to support our higher-than forecasted sales volume combined with continued commodity lumber and lumber sheet goods price inflation. As a result, proforma for the loan amendment, we expect to end the year with approximately $130 million of cash and $115 million of net liquidity after consideration of the reduced minimum cash requirement of $15 million. Within the next 60 days, we expect an additional $13 million of liquidity to become available upon satisfaction of certain conditions related to our new LC facility.”

About Builders FirstSource

Headquartered in Dallas, Texas, Builders FirstSource is a leading supplier and manufacturer of structural and related building products for residential new construction. The company operates 53 distribution centers and 44 manufacturing facilities in 9 states, principally in the southern and eastern United States. Manufacturing facilities include plants that manufacture roof and floor trusses, wall panels, stairs, aluminum and vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes windows, interior and exterior doors, dimensional lumber and lumber sheet goods, millwork and other building products. For more information about Builders FirstSource, visit the company’s website at www.bldr.com.

Cautionary Notice

Statements in this news release that are not purely historical facts or that necessarily depend upon future events, including statements about expected market share gains, plans to reduce costs, forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s growth strategies, including gaining market share, or the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

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Contact:

Chad Crow

Senior Vice President and Chief Financial Officer

Builders FirstSource, Inc.

(214) 880-3585

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